EXHIBIT 10.2



                          SALARY CONTINUATION AGREEMENT
                     FOR WCB POLICYMAKING EXECUTIVE OFFICERS

        This SALARY CONTINUATION AGREEMENT ("Agreement) is dated as of April 1, 2001 (the "Effective Date"). The parties to the Agreement ("Parties") are West Coast Bancorp ("Bancorp"), West Coast Bank ("Bank"), and David L. Prysock ("Executive").


                                    RECITALS

A. Executive is employed by Bank in a managerial capacity, presently holding the position of Executive Vice President and Chief Credit Counsel.

B. Bancorp and Bank (collectively, "Company") wishes to ensure the continued availability of Executive's services in the event of a change in control of Bancorp, in order to assist Bancorp in maximizing the benefits obtainable from such a change.

C. To encourage Executive's continued services, Bancorp wishes to provide an incentive for Executive's continued employment.

Therefore, the parties agree as follows:


                                    AGREEMENT

1. EFFECTIVE DATE AND TERM. As of the Effective Date, this Agreement is a binding obligation of the parties and is not subject to revocation or amendment, except by Mutual consent or in accordance with its terms. The term of this Agreement begins on the Effective Date and ends on the second March 31 after the Effective Date (March 31, 2003); provided however, that commencing on the first March 31 after the Effective Date (such date and each anniversary thereof herein referred to as the "Renewal Date), and on each March 31 thereafter, the term of this Agreement shall be automatically extended for an additional one year period, unless prior to the Renewal Date the Company shall give written notice to the Executive that this Agreement has been terminated. If a definitive agreement providing for a Change in Control (as defined below) is entered into on or before the expiration of the term of this Agreement, the term. of this Agreement will be automatically extended to a date, if later than the expiration date then in effect, 18 months after the consummation of the Change in Control, and the Board will not have authority to cancel this Agreement during that period, unless Executive consents in writing to the cancellation.

2. COMMITMENT OF EXECUTIVE. If any person extends any proposal or offer intended to or with the potential to result in a Change in Control (a "Change in Control Proposal"), Executive must, at Bancorp's request, assist Bancorp in evaluating the Proposal. Further, as a condition to receipt of the Salary Continuation Payment described below, Executive will not resign Executive's position with the Company during the period beginning when the Company receives a Change in Control Proposal and ending when the transaction contemplated by the Proposal is either consummated or abandoned.

3.      SALARY CONTINUATION PAYMENT.

        (a) Payment Trigger and Timing. If a Termination Event After a Change in Control (as defined in Section 4) occurs, Executive will receive a salary continuation payment ("Salary Continuation Payment"), Unless limited below, the Salary Continuation Payment will equal the Regular Salary Continuation Payment plus the Bonus Continuation Payment. The Company will pay this Salary Continuation Payment to Executive on the later of (i) the date Executive's employment terminates or (ii) the date the Change in Control occurs.

        (b) Payment Amount. The Regular Salary Continuation Payment will equal Executive's regular monthly salary in effect when Executive's employment terminates (as reportable on Executive's IRS Form W-2, but including the amount of any voluntary deferrals of salary, and excluding any expense allowances or reimbursements, any bonuses, any gain from exercise of stock options, or any other similar non-recurring payments) that would be payable to Executive but for the termination from the day Executive's employment terminates to the date 18 months after the later of (i) the date the Change in Control occurs or (ii) the date Executive's employment terminates. The Bonus Continuation Payment will equal (i) the most recent annual bonus paid to Executive, multiplied by (ii) the number of days during which Executive was employed but as to which no annual bonus has been paid Plus the number of days from the date of termination of employment to the date 18 months after the later of (x) the date the Change in Control occurs or (y) the date Executive's employment terminates, divided by 365.

        (c) Limitation on Payment. The Salary Continuation Payment will not exceed an amount equal to $1.00 less than the amount which would cause the payment, together with any other payments received from the Company, to be a "parachute payment" as defined in Section 280G(b)(2)(A) of the Internal Revenue Code.

4. TERMINATION EVENT AFTER CHANGE IN CONTROL. A Termination Event After a Change in Control will be deemed to occur when, and only when, one or more of the following events occur:

        (a) Executive terminates Executive's employment for Good Reason within 18 months after a Change In Control; or

        (b) The Company terminates Executive's employment other than for Cause, Disability, Retirement or death within 18 months after a Change in Control; or

        (c) The Company terminates Executive's employment other than for Cause, Disability, Retirement, or death before a Change In Control, if the termination occurs during the period beginning six months before the execution of a definitive agreement providing for the Change in Control and ending upon occurrence of the Change in Control, but only if the Change in Control in fact occurs.

5.      DEFINITIONS.

        (a)    Cause. "Cause" means only any one or more of the following:

               (i) Willful misfeasance or gross negligence in the performance of Executive's duties; or

               (ii)   Conviction of a crime in connection with such duties; or

               (iii) Conduct demonstrably and significantly harmful to the financial condition of the Company.

        (b) Disability. "Disability" means a physical or mental impairment that renders Executive incapable of substantially performing the duties required under this Agreement and that is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

        (c) Retirement. "Retirement" means voluntary termination by Executive in accordance with the Company's applicable retirement policies, including early retirement, if applicable to its salaried employees.

        (d) Good Reason. "Good Reason" means only any one or more of the following:

               (i) Any reduction in Executive's salary or reduction or elimination of any compensation or benefit plan benefiting Executive, which reduction or elimination is not of general application to substantially all similarly situated employees of the Company or such employees of any successor entity or of any entity in control of Bancorp or the Bank;

               (ii) A relocation or transfer of Executive's place of employment that would reasonably require Executive to commute more than twenty miles each way from Executive's principal residence; or

               (iii) A material diminution in the responsibilities, title, or duties of Executive.

        (e) Change In Control. "Change In Control" means one of the following:

               (i) A Person or Entity acquiring or otherwise becoming the owner (as a result of a purchase, merger, stock exchange, or otherwise) of more than 50% of Bancorp's outstanding common stock; or

               (ii) Bancorp's merger into any corporation or other business entity, or the merger of any corporation or other business entity into Bancorp, where more than 50% of the stock (or other form of ownership) of the corporation or business entity ("Surviving Corporation") is owned by other than the owners of the common stock of Bancorp before the merger; or

               (iii) A Person or Entity acquiring more than fifty percent of the Company's assets, measured by the total fair market value of all of the Company's assets immediately before the acquisition, during the 18-month period ending on the date of the most recent acquisition. A Change in Control does not include a transfer of assets by the Company if the assets are transferred to an Entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

        (f) Person or Entity. "Person or Entity" includes, without limitation, any one or more persons and/or entities acting in concert with respect to their interests in the Surviving Corporation.

6. OTHER COMPENSATION AND TERMS OF EMPLOYMENT. This Agreement is not an employment agreement. Accordingly, other than providing for the Salary Continuation Payment, this Agreement will not affect the determination of any compensation payable by the Company to Executive, nor will it affect the other terms of Executive's employment with the Company. The specific arrangements referred to in this Agreement are not intended to exclude or circumvent any other benefits that may be available to Executive under the Company's employee benefit or other applicable plans, if his or her employment terminates.

7. WITHHOLDING. All payments made to Executive under this Agreement are subject to the withholding of amounts for tax and other payroll deductions that the Company reasonably determines appropriate under applicable law or regulation.

8. ASSIGNABILITY. The Company may assign this Agreement and its rights under it in whole, but not in part, to any corporation, financial institution or other entity with or into which Bancorp merges or consolidates or to which Bancorp transfers all or substantially all of its assets. But, the corporation, financial institution, or other entity accepting assignment (the "assignee") must by operation of law or expressly in writing assume all obligations of the Company under this Agreement, as fully as if the assignee had been an original party. The Company may not otherwise assign this Agreement or any of its rights under it. The

        Company may not through assignment avoid an obligation to pay a Salary Continuation Payment once the obligation is triggered under this Agreement, although it may assign to assignee the obligation to pay, as long as assignee agrees to pay in accordance with this Agreement. Executive may not assign or transfer this Agreement or any rights or obligations under it.

9.      GENERAL PROVISIONS.

        (a) Choice of Law/Venue. The parties intend that Oregon law govern this Agreement and its interpretation. Any dispute arising out of this Agreement must be brought in either Clackamas County or Multnomah County in Oregon, and the parties will submit to personal jurisdiction in either of those counties.

        (b) Arbitration. Any dispute or claim arising out of or brought in connection with this Agreement, will, if requested by any party, be submitted to and settled by, arbitration under the rules of the American Arbitration Association then in effect (or under any other form of arbitration mutually acceptable to the parties involved). Any award rendered in arbitration will be final and will bind the parties, and a judgement on it may be entered in the highest court of the forum having jurisdiction. The arbitrator will render a written decision, naming the substantially prevailing party in the action, and will award such party all costs and expenses incurred, including reasonable attorneys' fees.

        (c) Attorney Fees. If any breach of or default under this Agreement results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the substantially prevailing party is entitled to recover from the non-prevailing party any and all legal fees, costs and expenses, including attorney fees.

        (d) Waiver. This Agreement supercedes all previous agreements between Executive and the Company and any of its affiliates pertaining to this subject matter. By signing this Agreement, Executive waives any and all rights Executive may have had under any previous salary continuation, severance, or other similar Agreements Executive may have entered into with the Company or any of its affiliates or predecessors.

        (e) Successors. This Agreement binds and inures to the benefit of the parties and each of their respective affiliates, legal representatives, successors and assigns.

        (f) Construction. This Agreement contains the entire agreement among the parties with respect to its subject matter, and may be amended only through a written document signed by all of the parties. Its language is the language chosen by the parties jointly to express their mutual intent. No rule of construction based on which party drafted the Agreement or certain of its provisions will be applied against any party.

        (g) Section Headings. The section headings used in this Agreement have been included for convenience and reference only.

        (h) Counterparts. This Agreement may be executed in one or more counterparts, and all counterparts will be construed together as one Agreement.

Signed as of April 1, 2001:


BANCORP AND BANK:                            EXECUTIVE:



-----------------------------------          -----------------------------------
By:   Robert D. Sznewajs                     By:  David L. Prysock
Its:  President and CEO